Exhibit 19.1

EIKON THERAPEUTICS, INC.
Insider Trading Policy

I.
PURPOSE

Eikon Therapeutics, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) with respect to trading in the Company’s securities and the securities of certain other publicly traded companies by members of the Company’s board of directors (the “Board”), officers, employees and external contractors and consultants. Federal securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company if such information is not generally known or available to the public. Likewise, these laws prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade in such securities. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. This Policy is designed to help you comply with such insider trading laws, handle confidential information properly and avoid potentially embarrassing public disclosures and the appearance of impropriety.

You are receiving this Policy because you are a director, officer or employee, or an external contractor or consultant who has or may have access to material nonpublic information, and are subject to this Policy. All Board directors, officers and employees, and external contractors and consultants who have access to material nonpublic information, are responsible for reading this Policy and complying with it. Further, even after you are no longer employed by or affiliated with the Company, you must maintain the confidentiality of any confidential or proprietary information obtained during your employment or affiliation with the Company.

Penalties for violating this Policy may involve any appropriate remedy, including termination of employment or other relationship with the Company. In addition, the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, Inc. and the U.S. Department of Justice vigorously enforce insider trading laws. Violations of insider trading laws could result in civil and criminal penalties under applicable federal and state securities laws.

If you have any questions about the application of this Policy, or if you would like to make a request for an exception, please contact the Company’s General Counsel or their designee (the “Trading Compliance Officers”). Although the Trading Compliance Officers generally are responsible for the implementation of this Policy, the Board may designate employees to carry out any of the duties described below.

II.
PERSONS COVERED

This Policy applies to (i) Board directors, (ii) officers and employees (including but not limited to permanent or temporary, salaried or hourly) of the Company and its subsidiaries, (iii) external contractors and consultants who have access to material nonpublic information of the Company and its subsidiaries, both inside and outside the United States (persons described in clauses (i), (ii) and (iii), the “Company Covered Persons”), and (iv) all immediate family members of Company Covered Persons, including such person’s spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, and anyone else who lives in the same household (other than tenants and household employees) and any family members who do not live in the same household but whose securities transactions are directed by a Company Covered Person or are subject to such person’s influence and control, such as children away at college or parents or children who consult with any such person before they trade (collectively, “family members” and, together with the Company Covered Persons, the “Covered Persons”). Each Company Covered Person is expected to inform their family members of the requirements of this Policy. This Policy also applies to all corporations, limited liability companies, partnerships, trusts or other entities controlled by Covered Persons; provided, however, that this Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and a Company Covered Person has hereby represented to the Company that such Company Covered Person’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

III.
COVERED TRANSACTIONS

This Policy applies to all transactions in all Company securities, which may include common stock, preferred stock, debt securities, warrants or options to acquire common stock, derivative securities, units or any other type of securities that the Company may issue. This Policy also applies to trading in the securities of other companies about which you learn material nonpublic information during the course of your relationship with the Company and those with which trading in the Company’s securities is highly correlated, such as other companies developing products or product candidates targeting indications or pathways that are similar to those the Company is investigating. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker (often called a “same-day sale” or a “sell-to-cover”). Such a transaction entails selling a portion of the underlying stock to cover the costs of exercise and/or withholding taxes.

IV.
POLICY AGAINST INSIDER TRADING
A.
General Prohibition Against Insider Trading and Improper Disclosure

Federal and state laws prohibit “insider trading,” meaning the purchase or sale of securities, in breach of a fiduciary duty or other relationship of trust and confidence, on the basis of material nonpublic information about the security. Any Covered Person, or any other person designated under this Policy, who has material nonpublic information relating to the Company may not, until after the first full trading day after the information becomes public or once the information is no longer material:

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engage in transactions in Company securities, directly or indirectly, except as specifically noted herein;
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engage in transactions in the securities of any other company while in possession of material nonpublic information about such other company that was obtained in the course of such Covered Person’s relationship with the Company;
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recommend the purchase or sale of any Company securities or the securities of the other company to which such information relates;
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engage in any other action to take personal advantage of that information, including but not limited to, passing on or “tipping” (as defined below) that information to someone who uses it for personal gain, regardless of the quantity of securities traded;
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disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in express accordance with the Company’s policies regarding the protection or authorized external disclosure of information concerning the Company; or
•
assist anyone engaged in the above activities.

“Tipping” arises when a Covered Person discloses material nonpublic information about the Company or another publicly traded entity to another person or recommends another person to trade in the securities of a company while in possession of material nonpublic information about that company, and that person, the “tippee”, either (i) trades in a security of the company in respect of which you provided information or (ii) provides the information to another person who makes a trade in a related security or further disseminates the information to another person that engages in (i) or (ii), such that a trade is eventually made. Each person who receives the material nonpublic information or recommendation to trade, whether from the Covered Person directly or from a tippee becomes a tippee, and any tippee’s trade in a related security is illegal. Tipping is illegal even if you do not personally make a trade or otherwise benefit from disclosing the information.

In addition, any Covered Person who is in possession of material nonpublic information about another entity, including an entity with whom the Company does business, may not trade in that entity’s securities until the information becomes public.

Although you may believe it is necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) to engage in a transaction involving the Company’s securities, there are no exceptions to this Policy’s prohibition against insider trading. Even the appearance of impropriety must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

To ensure compliance with this Policy and protect the business interests of the Company, all Covered Persons must protect the confidentiality of material nonpublic information, by, for example, avoiding casual conversations about such information in public areas and storing files containing material nonpublic information in secure locations. This Policy also covers communications and postings made through the Internet, anonymously or otherwise. You must not post any nonpublic or confidential information on the Internet, including through chatrooms, discussion groups or social media platforms.

Because insider trading laws are complex, you should contact the Trading Compliance Officers if you have any questions about whether information in your possession is material or nonpublic or if a proposed transaction or communication would violate the applicable insider trading laws. You must also report any unauthorized disclosure of material nonpublic information, whether inadvertent or otherwise, immediately to the Trading Compliance Officers.

B.
What Information is “Material”?

For the purposes of this Policy, information is “material” if there is a substantial likelihood that a reasonable investor would consider that information important in deciding whether to trade securities, or if the information could be viewed as altering the total mix of information available to the stockholder. It is also information that, if disclosed, is reasonably likely to affect the market price of the Company’s securities. Material information can relate to past events, future expectations or any other aspect of the business, and can be positive, neutral or negative.

Some examples of material information include:

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quarterly or annual earnings information and guidance, including estimates or revisions;
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earnings that are inconsistent with the consensus expectations of the investment community, reaffirming previously issued earnings guidance or a decision to suspend earnings guidance;
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discussions, proposals or agreements for a significant merger, acquisition or divestiture;
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actual or threatened litigation or administrative actions, or significant developments regarding such matters;
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significant new or prospective contracts, licensing agreements or collaboration agreements;
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significant developments or announcements involving the U.S. Food and Drug Administration or other regulators, a company’s products or product candidates, regulatory applications or clinical trials;
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significant research and development initiatives, clinical studies, clinical data or new product prospects;
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notice of issuance or denial or the loss of patents protecting products or product candidates;
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a significant cybersecurity breach or incident;
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a disruption in operations or breach or unauthorized access of property or assets, including facilities and information technology infrastructure, that affects a company or third-party providers that support a company’s business operations;

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any event or circumstance affecting product manufacturing or product quality, especially one that may affect product supplies;
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changes in business strategies;
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changes in key members of management;
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significant events regarding the Company’s securities, including an offering, redemption or repurchase of securities or the declaration of a stock split; and
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any other facts that might cause a company’s financial results to be substantially affected.

The foregoing list does not include all of the information that could be deemed to be material. Because materiality is judged with the benefit of hindsight, questions concerning the materiality of particular information should be addressed conservatively.

C.
What Information is “Nonpublic”?

Information is “nonpublic” if it has not been widely disseminated to the public, such as through a press release carried over a major news service, a public filing with the SEC or materials sent to stockholders (e.g., a proxy statement or widely disseminated prospectus). Information is also nonpublic if it has been widely disseminated to the public, but sufficient time has not elapsed to permit the investment community to absorb and evaluate the information. In general, information is considered nonpublic until after one full trading day has passed following public release. For example, if the Company announces earnings before trading begins on a Tuesday, then the first time you can buy or sell Company securities is the opening of the market on Wednesday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, then the first time you can buy or sell Company securities is the opening of the market on Thursday. As an additional example, if the Company announces earnings on a Saturday, then the first time you can buy or sell Company securities is the opening of the market on Tuesday.

The distribution of information through narrower channels may be insufficient to make it public. For example, merely posting information on a website may not satisfy the “widely disseminated” standard to make such information public. Also, the fact that nonpublic information is reflected in rumors in the marketplace does not mean that the information has been publicly disseminated. It is also important to note that even after information becomes public, many aspects relating to a matter may remain nonpublic.

V.
RULES FOR SPECIFIC TRANSACTIONS

In addition to the general prohibition on insider trading described above, certain specific transaction types and related activities are prohibited by this Policy.

A.
Third Party Options and Other Derivative Transactions

Covered Persons may not engage in derivative transactions involving the Company’s securities, including options, warrants, stock appreciation rights or similar rights whose value is derived from or related to the value of the Company’s securities. This prohibition includes, but is not limited to, trading in third party put or call option contracts, trading in straddles and similar transactions. These transactions are prohibited because they may cause a Covered Person to focus on short-term performance at the expense of the Company’s long-term objectives. Note that this Policy does not restrict holding and exercising stock options or any other securities granted under the Company’s equity incentive plans.

B.
Hedging, Pledging and Lending

Covered Persons are prohibited from hedging and lending Company securities in any transaction, including by entering into zero-cost collars and forward contracts. Unless authorized in advance by the Board, you are prohibited from pledging Company securities in any transaction.

C.
Short Sales

Covered Persons may not engage in short selling of Company securities. Selling short includes transactions in which you borrow securities from a broker, sell them, and eventually buy securities on the market to cover the number of securities borrowed from the broker. Profit is made if the price of the securities decreases during the period of borrowing. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

D.
Margin Accounts

Covered Persons may not purchase Company securities on margin. Purchasing Company securities on margin involves the use of borrowed money from a brokerage firm to purchase the securities. Holding Company securities in a margin account means that the securities can be sold by the broker to repay a loan to the brokerage firm. Covered Persons are prohibited from purchasing Company securities on margin and from holding Company securities in a margin account because a margin sale might occur at a time when the Covered Person is aware of material nonpublic information or otherwise restricted from trading.

E.
Standing or Limit Orders

Standing or limit orders should be used only for a very brief period of time, if at all. A standing order placed with a broker to sell or purchase Company stock at a specified minimum or maximum price leaves you with no control over the timing of the transaction. The limit order could be executed by the broker when you are aware of material nonpublic information, which would result in unlawful insider trading.

F.
Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company or its subsidiaries. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

VI.
WHEN TRADING IS GENERALLY PERMITTED

To help Covered Persons conduct trades in Company securities in compliance with the general prohibition described above, the Company has established mechanisms for effecting trades in the Company’s securities in compliance with this Policy. While these types of permitted transactions are generally not subject to restrictions from trading set forth in this Policy, Company personnel who are subject to the pre-clearance procedures described below in this Policy should still pre-clear the proposed transaction with the Trading Compliance Officers.

If you are not certain whether a proposed transaction complies with the mechanisms described below, you should contact the Trading Compliance Officers.

A.
Trading Window and Blackout Periods

Trading window periods are those periods of time during which directors, officers and employees can, potentially, trade the Company’s securities, so long as they are not in possession of material nonpublic information. At these times, the "window" is said to be "open." This window period may be closed and may not reopen if, in the judgment of the Company's Trading Compliance Officers, there exists undisclosed information that would make trades by the Company's directors, officers and employees inappropriate. This closing of the window indicates a prohibition on trading in Company securities and is commonly called, and referred to in this policy, as a "trading blackout" or “blackout period.” A trading blackout may be implemented, for example, if there is some information or development with or relating to the Company's business that merits a suspension of trading. Trading blackout periods will be announced by email to those employees to whom the blackout period applies. It is important to note that the fact that a trading blackout has been imposed and/or that the window period has not reopened should be considered inside information. Further, in the absence of a blackout period, Covered Persons should not assume that they are in a trading window, since they may nonetheless be prohibited from trading the Company’s securities under this policy in the event they are aware of material nonpublic information.

If a trading blackout has been imposed due to the existence of material nonpublic information, generally the window period will not re-open until the second trading day after the Company's public dissemination of the material nonpublic information, or until such time a determination is made that the information at issue is no longer material nonpublic information. Even if you have not been specifically notified not to trade Company securities (i.e. you have not been notified that you are subject to a blackout period, you are still prohibited from trading if you are or become aware of any material nonpublic information. The requirement to make trades during a trading window does not apply to transactions described below under the headings “Rule 10b5-1 Plan Trading,” “Option Exercises,” “Estate Planning and Gifts,” “Employee Stock Purchase Plans” and “Tax Obligations.” An employee, officer, or director who believes that special circumstances require him or her to trade outside the window period (e.g., during any trading blackout period) other than those enumerated in the preceding sentence must consult with the Trading Compliance Officers to seek a pre-clearance to conduct a trade. Permission to trade outside the window period (during any trading blackout period) will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

B.
Rule 10b5-1 Plan Trading

To avoid liability for insider trading, Board directors, officers, and certain other employees may wish to rely upon the affirmative defense established by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10b5-1 is available to an individual or entity who purchases or sells a security under a binding contract, specific instruction or written plan that the person or entity put into place before becoming aware of material nonpublic information (such a written plan, a “Rule 10b5-1 Plan”). A Rule 10b5-1 Plan may only be entered into (i) when you are not aware of material nonpublic information and (ii) during a trading window. Once the Rule 10b5-1 Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. If the trading plan meets all of the requirements of Rule 10b5-1, Company securities may be purchased and sold under such plan without regard to certain insider trading considerations, and such trades would not be subject to the trading and pre-clearance restrictions under this Policy.

The Company strongly encourages its Board directors and officers who are subject to Section 16 of the Exchange Act (“executive officers”) who wish to trade in Company securities to limit such trading activity to Rule 10b5-1 Plans adopted in accordance with this Policy and to refrain from trading in Company securities outside of a Rule 10b5-1 Plan. In addition, other Company Covered Persons who wish to trade in Company securities may be encouraged to limit their trading activity to Rule 10b5-1 Plans adopted in accordance with this Policy, based on the determination of the Trading Compliance Officers.

To create a Rule 10b5-1 Plan, you must enter into a written plan for trading securities that must:

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specify the amount, price and date of the transaction(s);
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include a written formula, algorithm or computer program for determining the amount, price and date of the transaction(s); or
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not permit the person for whom shares are being purchased or sold to exercise any subsequent influence over how, when or whether to effect purchases or sales, while at the same time ensuring that the person effecting the trades is not aware of any material nonpublic information at the time of the trades.

To rely on the affirmative defense provided pursuant to Rule 10b5-1, a person must adopt a Rule 10b5-1 Plan that meets all of the rule’s requirements. These include a requirement that the plan include a representation certifying that the person adopting the plan is doing so in good faith, at a time when he or she is not in possession of material nonpublic information and not as part of a plan to evade the insider trading prohibitions. Additionally, a Covered Person adopting a new Rule 10b5-1 Plan may not have any other outstanding Rule 10b5-1 Plans, and may not subsequently enter into any additional Rule 10b5-1 Plans, subject to certain exceptions. A Covered Person may not have more than one Rule 10b5-1 Plan that is intended to effect the open-market purchase or sale of a total amount of securities as a single transaction in any 12-month period (other than transactions that are necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards and you do not exercise control over the timing of sales).

Frequent amendments of, or deviation from, a trading plan may make it difficult for an insider to demonstrate that he or she has satisfied the rule’s “good faith” requirement.

A Rule 10b5-1 Plan must provide for a “cooling off” period before purchases and sales can occur under the plan. For a director or executive officer, no purchases or sales under the Rule 10b5-1 Plan can occur until the later of (i) 90 days after the adoption of the Rule 10b5-1 Plan and (ii) two trading days following disclosure of the Company’s results in a Form 10-Q or Form 10-K for a completed fiscal quarter in which the Rule 10b5-1 Plan was adopted; provided, however, that in no event will the required cooling off period be longer than 120 days after adoption of the Rule 10b5-1 Plan. For a person other than a director or executive officer, no purchases or sales under a Rule 10b5-1 Plan can be made until 30 days after adoption of the Rule 10b5-1 Plan.

Any modification to the amount, pricing or timing of purchases or sales of securities under a Rule 10b5-1 Plan will constitute the termination of the plan and adoption of a new plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1, including a new cooling off period before trading can begin again. The adoption, termination and amendment of a Rule 10b5-1 Plan of a director or executive officer shall be disclosed in the Company’s annual or quarterly report covering the period during which such triggering event occurred.

Stock brokerage firms may assist Board directors, officers, and employees in establishing Rule 10b5-1 Plans. To ensure that such arrangements comply with Rule 10b5-1, the Company requires that any Company Covered Person who wishes to establish a Rule 10b5-1 Plan:

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obtain prior approval from the Trading Compliance Officers for such Rule 10b5-1 Plan, as well as any amendment of such plan;
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report promptly, or require that the applicable stock brokerage firm report promptly, to the Trading Compliance Officers all transactions made pursuant to the Rule 10b5-1 Plan on the date of execution, as well as any termination of the plan; and
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adopt a plan with a duration of at least six months.
C.
Option Exercises

Company Covered Persons who have stock options or other rights granted by the Company to purchase securities from the Company may exercise the options or purchase rights at any time permitted under the terms of the applicable option or other agreement so long as the exercise does not involve a broker-assisted cashless exercise (often called a “same-day sale” or a “sell-to-cover”). This rule applies only to options or purchase rights granted by the Company. Rules pertaining to options or purchase rights granted by third parties are described in the sections above captioned “Third Party Options and Other Derivative Transactions,” “Short Sales” and “Margin Accounts.” Please be aware, however, that any subsequent sale of securities purchased by means of the stock option exercise or other rights in accordance with this Policy must be made during a trading window, pursuant to a Rule 10b5-1 Plan, or otherwise approved by the Trading Compliance Officers.

D.
Estate Planning and Gifts

Covered Persons may at any time make bona fide gifts of Company securities (such as charitable donations or family gifts or estate planning transfers). Depending on the circumstances, recipients of gifts may be subject to restrictions on subsequent sales of securities. For example, gifts where there is an expectation of a sale of the securities in close proximity to the gift may imply some economic benefit to the donor that could result in the gift not being considered bona fide. Accordingly, if you expect or intend for the recipient of a gift of Company securities to promptly sell the securities (as is typically the case for charitable gifts to tax-exempt entities) and you are in possession of material nonpublic information, you should consult the Trading Compliance Officers. Any such gifts made by Board directors and executive officers must be reported on Form 4 within two trading days of the date of the transaction.

Gifts that are part of a plan to circumvent the insider trading rules are not permitted.

E.
Employee Stock Purchase Plans

Purchases of Company common stock under the Company’s employee stock purchase plan, if any, resulting from periodic or lump sum contributions of money thereto, pursuant to an election made at the time of plan enrollment, are not subject to this Policy. Your initial election to participate in the employee stock purchase plan, changes to that election for any enrollment period and sales of Company common stock purchased pursuant to the plan are subject to this Policy and must comply therewith.

F.
Tax Obligations

Transactions between Covered Persons and the Company that are undertaken to satisfy tax obligations, such as upon the vesting of restricted stock units and the net issuance of shares, which effectively involves disposing of vested shares to the Company, are exempt under this Policy.

VII.
PRE-CLEARANCE PROCEDURES

The following Company personnel may not trade or engage in any other transaction involving the Company’s securities addressed in this Policy (including a trade during a trading window, an option exercise, a gift, a contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Trading Compliance Officers:

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all Board directors and executive officers, with respect to trades outside of a Rule 10b5-1 Plan entered into in accordance with this Policy; and
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certain key employees and other individuals as designated by the Trading Compliance Officers.

This pre-clearance requirement applies regardless of whether (i) the individual subject to pre-clearance possesses material nonpublic information regarding the Company or its securities or (ii) the trade occurs during a trading window.

A request for pre-clearance must be submitted to the Trading Compliance Officers, or the Company’s Chief Executive Officer in the case of requests for pre-clearance made by the Trading Compliance Officers, at least three trading days prior to consummation of an intended transaction.

Notice may be given in writing and should include in the request (i) the transaction type, (ii) the number and type of securities he or she intends to trade, (iii) the intended transaction date, (iv) a confirmation that he or she has reviewed this Policy and (v) a confirmation that he or she is not aware of any material nonpublic information about the Company or its securities. Approval or denial of the pre-clearance request will be provided to the insider in writing.

If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected by the close of business on the third trading day following receipt of pre-clearance unless (i) the insider becomes aware of material nonpublic information or (ii) the insider is advised by the Company that the pre-clearance has been revoked prior to that time. In the case of either (i) or (ii), the trade must not be completed. For example, if the pre-clearance were issued on a Friday, it would generally be effective through the close of business on the next Wednesday. If the transaction order is not placed prior to the close of business on the third trading day following receipt of pre-clearance, clearance of the transaction must be re-requested. Notice of the execution of the pre-cleared transaction must be provided by the applicable Covered Person to the Trading Compliance Officers on the date of execution. Please note that the date of execution is the trade date and not the settlement date.

VIII.
CERTIFICATION

All Board directors and employees subject to the procedures set forth in this Policy must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that must be signed is enclosed with this Policy.

IX.
SECTION 16 POLICY

Covered Persons who are Board directors and executive officers must follow the additional policies and procedures set forth in Annex A to this policy.

X.
INQUIRIES

Any person who has a question about this policy or its application to any proposed transaction may obtain additional guidance from the Trading Compliance Officers.

ANNEX A

Additional Policies and Procedures Applicable to Board Directors and Executive Officers

I.
INTRODUCTION

The following additional policies and procedures (the “Annex”) apply to the Company’s Board directors and executive officers who are subject to Section 16 of the Exchange Act (including recently departed Board directors or executive officers who remain subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act), as well as their family members and entities that they control.

All Board directors and executive officers are responsible for reading this Annex and complying with it. Following the completion of your service to the Company, the obligation to file a Form 4 and the short-swing profit recovery rules will apply for six months after your final nonexempt sale or purchase that occurred while you were serving the Company.

II.
REPORTING REQUIREMENTS

Section 16(a) of the Exchange Act requires that the Company’s Board directors, executive officers and 10% stockholders (the “insiders”) file beneficial ownership reports in connection with their purchases and sales of the Company’s securities, with the SEC electronically and on the Company’s website.

An insider must file a Form 3 with the SEC to report that such person is an insider and such person’s ownership interests in the Company. Anyone becoming an insider in the future must file a Form 3 within ten days of becoming an insider.

In addition, subject to limited exceptions, transactions (including gifts) and changes in beneficial ownership of Company securities must be reported on a Form 4 no later than the second trading day following the execution of the transaction.

The following types of transactions may be reported on a Form 4 within two trading days following the date the insider receives notice of the transaction (but in no event later than five trading days following the transaction), rather than two trading days following the date on which the transaction occurs:

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a transaction pursuant to a Rule 10b5-1 Plan under which the insider does not select the date on which the purchases or sales take place; and
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a “discretionary transaction” (as defined in Rule 16b-3) pursuant to an employee benefit plan for which the insider does not select the date on which transactions take place (such as transfers in or out of, or cash withdrawals from, a company stock fund in a 401(k) plan or other employee benefit plan).

Any acquisition that, when aggregated with other acquisitions within a six month period (excluding those that have already been reported on Form 4 or Form 5 and transactions exempted from Section 16(b)), does not exceed $10,000 may be reported on a Form 5 within 45 days of the Company’s fiscal year end.

Any transaction or change in beneficial ownership that is not reported on a timely basis on a Form 4 or Form 5, or which is erroneously described in such a report, must be disclosed by the Company. The Company is required to identify in its annual proxy statement any insiders who have failed to timely file all required Section 16(a) reports. Each insider must be alert to their transactions, as well as those attributable to such insider, that require reporting under Section 16.

Although the responsibility for the timely filing of reports and compliance with trading restrictions rests with each insider, the Trading Compliance Officers will oversee the preparation and filing of Forms 3, 4 and 5 on behalf of Board directors and executive officers, based on information provided by such insider. Accordingly, and to help monitor compliance with this Policy, all Board directors and executive officers agree to provide the Trading Compliance Officers, as promptly as possible, and in no event later than the start of trading on the trading day immediately following the transaction, all information required to complete the relevant form (including the date of the transaction, a description of the transaction, the number of securities involved, parties involved and the price).

III.
SHORT-SWING PROFIT LIABILITY

Section 16(b) of the Exchange Act penalizes insiders who execute nonexempt “opposite way” transactions (i.e., a purchase and sale or a sale and purchase) in the Company’s equity securities within six months of each other by requiring the insider to disgorge any resulting profits to the Company. Profits are determined for this purpose by matching the highest sales price during the period with the lowest purchase price and are to be recovered even if the insider did not realize any actual profit for the period. Although the purpose of the statute is to prevent trading on the basis of material nonpublic information, the recovery provision operates without regard to the intent of the insider or the actual possession of material nonpublic information and may not be waived by the Company. If the Company fails to act to recover any “short-swing” profits, any shareholder may sue to recover such profits on the Company’s behalf.

The restrictions on “short-swing” trading apply not only to trading in Company securities but also to any “derivative security.” Thus, for example, a grant or exercise of options (other than grants or exercises made under a plan that is exempt from Section 16) would be considered to be a “purchase” or sales of Company securities under Section 16. Other transactions not necessarily thought to involve purchases, such as corporate mergers, also may be covered. The SEC has exempted certain transactions, such as purchases under employee benefit plans that have been approved by stockholders or the Board, from the “short-swing” profit recovery provisions of Section 16 (but not the reporting provisions). Board directors and officers remain subject to these Section 16 requirements and restrictions for a period of up to six months after terminating their positions with the Company.

EIKON Therapeutics, Inc.

Insider Trading Policy Certification

I have received and read a copy of the Eikon Therapeutics, Inc. Insider Trading Policy (the “Policy”) and a copy of the Annex to the Insider Trading Policy (the “Annex”). I hereby agree to comply with the specific requirements of the Policy and, if applicable, the Annex in all respects during my employment or other service relationship with Eikon Therapeutics, Inc. and for such period of time after cessation of my service as provided in the Policy and, if applicable, the Annex. I understand that my failure to comply in all respects with the Policy and, if applicable, the Annex is a basis for termination of my employment or other service relationship with Eikon Therapeutics, Inc.

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